Exhibit 99(a)

ADVO Grows Revenue +5%, E.P.S. +31% In Its Second Quarter

    WINDSOR, Conn.--(BUSINESS WIRE)--April 17, 2003--ADVO, Inc. (NYSE:AD) today reported record revenue and profits for its second fiscal quarter ended March 29, 2003.
    Revenues for the quarter were $287.1 million, an increase over the prior year quarter of 4.6%. Diluted E.P.S. for the quarter were $0.55, a 31.0% increase over the prior year quarter.
    Gary Mulloy, ADVO's Chairman and CEO, stated, "Our results demonstrate the benefits we are realizing from our investments during the last two years in network expansion and operating efficiencies. We achieved top and bottom-line improvements across geographies, client sizes, and categories this quarter. Throughout the economic downturn we have remained focused on developing new growth platforms and programs to enable us to achieve our full growth potential, all the while continuing to manage our costs vigilantly. We believe we are well positioned to benefit from future improvements in the advertising industry and the economy."
    Mulloy continued, "We are very encouraged by our performance thus far this fiscal year. The final week of March came in stronger than we had expected given the lateness of the Easter promotional period. We believe this means that April, and our third quarter, are likely to see less of a positive benefit from the timing of the Easter holiday period than we had previously anticipated. Because of this, as well as the current uncertain economic environment, we remain prudently cautious about the future. Our performance does, however, provide us with confidence in the achievement of the upper-end of our original full-year fiscal 2003 guidance of 7% to 9% E.P.S. growth."
    Total advertising pieces for the quarter grew by 5.4% over the prior year period, and pieces per package grew 4.8%. Revenue per piece was down 1.5% due to year-over-year product mix differences, including increased volumes in lighter-weight products and decreases in heavier coupon books. Total shared mail packages grew 0.6%.
    SG&A was essentially flat to last year, at $56.1 million. Included in SG&A this year was an investment of $1.4 million relating to designing programs to achieve the Company's significant long range growth potential.
    The Company's balance sheet showed continued strength. Debt finished the quarter at $153.8 million, down $18.5 million from the second quarter of the prior year.
    The Company will hold an analyst conference call to discuss its second quarter earnings today at 5:15-6:00 ET. The call in number is 800/289-0730, and the replay number is 888/203-1112 (access code #124360). The replay will be available until midnight May 9, 2003. The call will also be available via webcast through the Investor Relations section of ADVO's Web site at www.advo.com.

    This report contains certain forward-looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward-looking statements. The Company's business is promotional in nature, and ADVO serves its clients on a "just in time" basis. As a result, fluctuations in the amount, timing, pages, weight and kinds of advertising pieces can vary significantly from week to week, depending on its customers' promotional needs, inventories, and other factors. In any particular quarter these transactional fluctuations are difficult to predict, and can materially affect the Company's revenue and profit results. In addition, the Company's business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on retail advertising spending and the Company's distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company repurchases in the future under its buyback program; fluctuations in interest rates related to the outstanding debt; and other general economic factors.

    ADVO is the largest full-service targeted direct mail marketing services company in the United States, with annual revenues of over $1.1 billion. The Company's shared mail advertising programs reach 102 million U.S. households on a weekly and monthly basis. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 125 children. ADVO has 23 mail processing facilities and 50 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095, and the Company can be visited at its Web site at www.advo.com.

                              ADVO, Inc.
                   Results of Operations (Unaudited)
               Three and Six Months Ended March 29, 2003
                 (In thousands, except per share data)

                             Three Months Ended     Six Months Ended
                            --------------------  --------------------
                            March 29,  March 30,  March 29,  March 30,
                              2003       2002       2003       2002
                            ---------  ---------  ---------  ---------

Revenues                    $287,065   $274,433   $578,243   $561,369

Cost of sales                212,268    201,855    426,622    409,321

Selling, general &
 administrative               56,060     55,363    112,911    111,843
                            ---------  ---------  ---------  ---------

Operating Income              18,737     17,215     38,710     40,205

Interest expense               1,673      3,349      4,571      6,864
Other (income)/expense, net     (282)       493       (547)       787
                            ---------  ---------  ---------  ---------

Income before income taxes    17,346     13,373     34,686     32,554

Provision for income taxes     6,418      4,948     12,834     12,045
                            ---------  ---------  ---------  ---------

Net Income                   $10,928     $8,425    $21,852    $20,509
                            =========  =========  =========  =========



Earnings per common share      $0.55      $0.42      $1.10      $1.03
                            =========  =========  =========  =========

Diluted earnings per common
 share                         $0.55      $0.42      $1.09      $1.01
                            =========  =========  =========  =========


Weighted average common
 shares                       19,816     19,950     19,802     19,939
Weighted average diluted
 shares                       19,990     20,276     19,977     20,281

    CONTACT: ADVO, Inc., Windsor
             Chris Hutter, 860/285-6424